Exhibit 10.14

AMENDMENT TO

FARADAY HOLDINGS, LLC 2015 EQUITY INCENTIVE PLAN

This Amendment (this “Amendment”) to the Faraday Holdings, LLC 2015 Equity Incentive Plan (the “Plan”) is made and shall be effective as of September 14, 2017 (the “Effective Date”). Capitalized terms used but not defined herein shall have the meanings assigned in the Plan.

WHEREAS, the members of the Board of Directors (the “Board”) of Faraday Holdings, LLC (the “Company”) determined by unanimous written consent without a meeting on the Effective Date that it is desirable and in the best interests of the Company to amend the Plan to increase the number of Units reserved for grant under the Plan to one hundred fifty-five thousand six hundred eighty-nine (155,689) Units.

NOW, THEREFORE, in accordance with Section 15(b) of the Plan, the Plan is hereby amended as follows:

1. Amendment. Section 5(a) of the Plan is hereby amended and restated in its entirety as follows:

(a) Basic Limitations. The Common Units issuable under the Plan shall be authorized but unissued Units or treasury Units. Subject to adjustment as provided in Section 11, the maximum aggregate number of Units that may be issued:

(i) under the Plan shall not exceed one hundred fifty-five thousand six hundred eighty-nine (155,689) Units (the “Unit Limit”); and

(ii) pursuant to the exercise of IUOs granted under this Plan shall not exceed one hundred fifty-five thousand six hundred eighty-nine (155,689) Units (the “IUO Limit”).

2. Effect of Amendment. Except as modified by this Amendment, the Plan shall remain in full force and effect. In the event of any conflict between this Amendment and the Plan, this Amendment shall control.